EXHIBIT 99.1

Additional Information: Thomas A. Bessant, Jr. (817) 335-1100	For Immediate Release

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CASH AMERICA COMPLETES NEW BANK FINANCING ARRANGEMENT
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Fort Worth, Texas (February 28, 2005) - - Cash America International, Inc. (NYSE: CSH) reported today that it completed a new bank financing arrangement. The new line of credit agreement provides for a total of $250 million in available credit with a final maturity of five years. The new credit facility is represented by a ten-bank syndicate and is an amendment to the Company’s previously existing credit line for $130 million that was set to mature in July of 2006.

Commenting on the completion of the financing, Daniel R. Feehan, President and Chief Executive Officer said, “We have finalized a financing arrangement that combines with our internally generated cash flow to provide us with the liquidity and resources to meet our unit expansion plans for both new openings and potential acquisitions based on our current business objectives. It also offers us increased flexibility to assess new opportunities to continue to expand our operations when they arise. “ Cash America reported that it expects to establish between 75 and 85 locations in 2005. In fiscal 2004, Cash America added 153 total locations, including 74 through various acquisition transactions completed during the year.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 839 total locations as of December 31, 2004. Cash America is the nation’s largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 452 locations in 21 states under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances in many of its U.S. locations including 253 locations that offer this service under the brand names Cash America Payday Advance and Cashland. In addition, check cashing services are provided through its 134 franchised and Company-owned “Mr. Payroll” check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes”, “estimates”, “plans”, “expects”, “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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